Exhibit 5.1

Tel Aviv, June 30, 2014 Our ref: 14867/2001

Mapi-Pharma Ltd.
16 Einstein St.
Weizmann Science Park
Ness Ziona 74140, Israel

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Israeli counsel for Mapi-Pharma Ltd., an Israeli company (the “Company”), in connection with the registration by the Company of (i) ordinary shares, par value NIS 1.00 per share of the Company (“Ordinary Shares”), including Ordinary Shares that are subject to an over-allotment option granted by the Company to the underwriters of the offering, with a proposed maximum offering price of $45,971,250, which equals 3,536,250 Ordinary Shares (based on an assumed offering price of $13.00, which is the low point of the range set forth on the cover page of the preliminary prospectus included in Amendment No. 3 to the Registration Statement (as defined below), filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 30, 2014 ("Amendment No. 3")) (the “Offering Shares”); (ii) warrants to purchase Warrant Shares (as defined below) ("Warrants"); (iii) Ordinary Shares underlying such Warrants, with a proposed maximum offering price of $3,198,000, which equals 123,000 Ordinary Shares (based on an assumed offering price of $13.00, which is the low point of the range set forth on the cover page of the preliminary prospectus included in Amendment No. 3 and the weighted average exercise price of such Warrants)  ("Warrant Shares" and, collectively with the Offering Shares and Warrants, the “Securities”). Such Securities are registered by the Company in connection with the underwritten initial public offering of the Company (the “Offering”). This opinion letter is rendered pursuant to Item 8(a) of Form F-1 promulgated by the SEC and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the registration statement on Form F-1 (File No. 333-194832) filed by the Company with the SEC (as amended through the date hereof, the “Registration Statement”) and to which this opinion is attached as an exhibit; (ii) a copy of the articles of association of the Company, as currently in effect; (iii) a draft of the amended articles of association of the Company, to be in effect as of prior to the effectiveness of the Registration Statement (the “Amended Articles”); (iv) resolutions of the board of directors (the “Board”) and the shareholders of the Company which have heretofore been approved and, in each case, which relate to the Registration Statement and other actions to be taken in connection with the Offering (the “Resolutions”); (v) the form of Underwriting Agreement between the Company and Aegis Capital Corp., as representatives of the several underwriters (the “Underwriting Agreement”); and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.  We have also made inquires of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing and the effectiveness of the Amended Articles, we are of the opinion that (i) the Securities have been duly authorized for issuance by all necessary corporate action by the Company; (ii) upon payment to the Company of the consideration in such amount and form as shall be determined by the board of directors of the Company or an authorized committee thereof, the Offered Shares, when issued and sold in the Offering as described in the Registration Statement, will be validly issued, fully paid and non-assessable; (iii) the Warrants, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Underwriting Agreement, will be validly issued and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and (iv) the Warrant Shares, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the Warrants, will be validly issued, fully paid and non-assessable.

 Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Sincerely Yours, /s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg and Co. Gross, Kleinhendler, Hodak, Halevy, Greenberg and Co.